Exhibit 99.1

Morgan Stanley Smith Barney

Altis I, LLC

Financial Statements with Report of Independent Registered Public Accounting Firm

For the Years Ended December 31, 2011, 2010 and 2009

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney Altis I, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney Altis I, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney Altis I, LLC as of December 31, 2011 and 2010, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 23, 2012

Morgan Stanley Smith Barney Altis I, LLC

Statements of Financial Condition

	December 31,
	2011	2010
	$	$
Assets
Trading Equity:
Unrestricted cash	36,332,353	36,185,913
Restricted cash	6,347,485	6,234,951

Total cash	42,679,838	42,420,864

Net unrealized gain on open contracts (MS&Co.)	2,400,706	3,045,700
Net unrealized loss on open contracts (MSIP)	(98,633)	(436,527)

Total net unrealized gain on open contracts	2,302,073	2,609,173

Total Trading Equity	44,981,911	45,030,037
Contributions receivable	—	828,677
Interest receivable (MSSB)	—	3,359

Total assets	44,981,911	45,862,073

Liabilities and Members’ Capital
Liabilities
Accrued management fees	46,206	43,802
Accrued administrative fees	1,070	12,265
Interest payable (MSSB)	422	—
Accrued incentive fees	415	612,590

Total liabilities	48,113	668,657

Members’ Capital
Non-Managing Members	44,933,798	45,193,416

Total Members’ Capital	44,933,798	45,193,416

Total liabilities and Members’ Capital	44,981,911	45,862,073

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC

Statements of Income and Expenses

	For the Years Ended December 31,
	2011	2010	2009
	$	$	$
Investment Income (Loss)
Interest income (MSSB & MS&Co.)	(4,001)	38,284	31,618

Expenses
Management fees	606,156	477,925	340,802
Brokerage, clearing and transaction fees	155,144	128,028	67,609
Administrative fees	62,934	133,819	95,424
Incentive fees	620	697,044	—

Total expenses	824,854	1,436,816	503,835

Net investment loss	(828,855)	(1,398,532)	(472,217)

Trading Results
Trading profit (loss):
Net realized	(14,795,366)	6,023,106	216,734
Net change in unrealized	(307,100)	922,160	(2,459,401)

Total trading results	(15,102,466)	6,945,266	(2,242,667)

Net income (loss)	(15,931,321)	5,546,734	(2,714,884)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC

Condensed Schedule of Investments

December 31, 2011

	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Futures and Forward Contracts Purchased
Commodity	(314,758)	(0.70)
Equity	37,294	0.09
Foreign currency	(8,274)	(0.02)
Interest rate	553,733	1.23

Total futures and forward contracts purchased	267,995	0.60

Futures and Forward Contracts Sold
Commodity	1,383,786	3.08
Equity	160	— (1)
Foreign currency	672,419	1.49
Interest rate	(5,442)	(0.01)

Total futures and forward contracts sold	2,050,923	4.56

Unrealized currency loss	(16,845)	(0.04)

Net fair value	2,302,073	5.12

(1)	Amounts less than 0.005%.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC

Condensed Schedule of Investments

December 31, 2010

	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Futures and Forward Contracts Purchased
Commodity	1,742,497	3.86
Equity	(22,106)	(0.05)
Foreign currency	365,090	0.81
Interest rate	114,080	0.25

Total futures and forward contracts purchased	2,199,561	4.87

Futures and Forward Contracts Sold
Commodity	(1,077,256)	(2.38)
Equity	22,964	0.05
Foreign currency	1,676,902	3.71
Interest rate	(179,307)	(0.40)

Total futures and forward contracts sold	443,303	0.98

Unrealized currency loss	(33,691)	(0.07)

Net fair value	2,609,173	5.78

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2011, 2010, and 2009

	Managing Member	Non-Managing Members	Total
	$	$	$
Members’ Capital,
December 31, 2008	—	22,332,781	22,332,781
Capital Contributions	—	15,247,434	15,247,434
Net Loss	—	(2,714,884)	(2,714,884)
Capital Withdrawals	—	(91,901)	(91,901)

Members’ Capital,
December 31, 2009	—	34,773,430	34,773,430
Capital Contributions	—	5,169,997	5,169,997
Net Income	—	5,546,734	5,546,734
Capital Withdrawals	—	(296,745)	(296,745)

Members’ Capital,
December 31, 2010	—	45,193,416	45,193,416
Capital Contributions	—	19,874,826	19,874,826
Net Loss	—	(15,931,321)	(15,931,321)
Capital Withdrawals	—	(4,203,123)	(4,203,123)

Members’ Capital,
December 31, 2011	—	44,933,798	44,933,798

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

1.	Organization

Morgan Stanley Smith Barney Altis I, LLC (“Altis I, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney managed futures funds. The Trading Company commenced operations on August 1, 2007. Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) is the trading manager of the Trading Company. Ceres has retained Altis Partners (Jersey) Limited (“Altis” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Altis, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company. As of December 31, 2011, Polaris Futures Fund L.P. (“Polaris”) (formerly, Managed Futures Profile HV, L.P.) (a Delaware limited partnership), Meritage Futures Fund L.P. (“Meritage”) (formerly, Managed Futures Profile MV, L.P.) (a Delaware limited partnership) and Managed Futures Premier Altis L.P., (“Managed Futures Premier Altis”) (a Delaware limited partnership) were the Members of the Trading Company.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup Inc.

The non-clearing commodity broker for the Trading Company is Morgan Stanley Smith Barney LLC (“MSSB”), a subsidiary of MSSBH. The clearing commodity brokers for the Trading Company are Morgan Stanley & Co. LLC (“MS&Co.”) (formerly, Morgan Stanley & Co. Incorporated) and Morgan Stanley & Co. International plc (“MSIP”). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. MSIP serves as the commodity broker for trades on the London Metal Exchange (“LME”). Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Effective October 31, 2011, State Street Bank and Trust Company (“State Street”) ceased to serve as the administrator to the Trading Company. Effective November 1, 2011, the administrative services previously provided by State Street are provided by MSSB. Administrative fees are paid by the Trading Company to Ceres for such services provided by MSSB.

Effective May 1, 2011, Morgan Stanley & Co. Incorporated changed its name to Morgan Stanley & Co. LLC.

Effective June 1, 2011, Meritage was added as a Member of the Trading Company.

Effective December 1, 2011, Managed Futures Premier Altis was added as a Member of the Trading Company.

2.	Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates and the differences could be material.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

Revenue Recognition – Monthly, MSSB credits the Trading Company with interest income on 100% of its average daily funds held at MSSB. Assets deposited with MS&Co. and MSIP as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. and MSIP pays or charges other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. and MSIP will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, net assets do not include monies owed to the Trading Company on Futures Interests. MSSB and MS&Co. will retain any excess interest not paid to the Trading Company.

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or the “Codification”), approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the realized gain/loss and unrealized trading profit (loss) in the Statements of Income and Expenses.

Members’ Capital – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MSSB, MS&Co. and MSIP, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with MSSB, MS&Co., and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MSSB, MS&Co., and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis on the Statements of Financial Condition.

The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit with MSSB, MS&Co., and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses on only offset LME positions. All of these amounts are maintained in separate accounts. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee – The Trading Company accrues and pays Ceres a monthly fee to cover administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

Effective May 1, 2011 there are no Administrative Fees allocated to Polaris and Polaris’ Members’ Capital is excluded from the determination of Administrative Fee.

Capital Contributions – Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month. The request for withdrawal must be received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals will decrease each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital. Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

Distributions – Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes, clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2011 and 2010. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, the 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres; or

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

Other Pronouncements

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013 for public entities. The Trading Company should also provide the disclosures retrospectively for all comparative periods presented. The Trading Company is currently evaluating the impact that the pronouncement would have on the financial statements.

In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding U.S. GAAP, investment companies carry all of their investments at fair

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Trading Company will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” The amendments within this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and other amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The ASU is effective for annual periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Trading Company’s financial statements.

3.	Related Party Transactions

The Trading Company’s cash is on deposit with MSSB, MS&Co., and MSIP in futures interests trading accounts to meet margin requirements as needed. MSSB pays interest on these funds as described in Note 2. The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2. The Trading Company pays administrative fee to Ceres as described in Note 2.

4.	Trading Advisor

Ceres retains Altis to make all trading decisions for the Trading Company.

Fees paid to Altis by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fees – The Trading Company accrues and pays Altis a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres and Altis.

Incentive Fee – The Trading Company pays Altis a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When Altis experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Altis must recover such losses before it is eligible for an incentive fee in the future. Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

5.	Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Off-exchange-traded contracts are fair valued as discussed in Note 2.

The Trading Company’s contracts are accounted for on a trade-date basis. A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)

Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)	Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2011	2,302,073	—	2,302,073	Dec. 2013	—
2010	2,609,173	—	2,609,173	Dec. 2012	—

6.	Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty credit risk.

The rapid fluctuations in the market prices of Futures Interests and changes in interest rates in which the Trading Company invests make the Members’ investments volatile. If Altis incorrectly predicts the direction of prices in the Futures Interests and changes in interest rates in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Altis will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MSSB, MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MSSB, MS&Co., or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had total cash and unrealized on exchange-traded contracts with MSSB, MS&Co., and MSIP, each acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $44,981,911 and $45,030,037, at December 31, 2011, and 2010, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty. These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

7.	Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following tables summarize the valuation of the Trading Company’s investments as of December 31, 2011 and 2010, respectively.

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2011 and 2010:

December 31, 2011
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	82,464	(397,222)	1,985,326	(601,540)	1,069,028	1,129
Equity	60,707	(23,413)	7,044	(6,884)	37,454	176
Foreign currency	42,098	(50,372)	688,725	(16,306)	664,145	424
Interest rate	589,645	(35,912)	33,248	(38,690)	548,291	982

Total	774,914	(506,919)	2,714,343	(663,420)	2,318,918

Unrealized currency loss					(16,845)

Total net unrealized gain on open contracts					2,302,073

December 31, 2010
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	2,289,939	(547,442)	—	(1,077,256)	665,241	983
Equity	40,021	(62,127)	54,816	(31,852)	858	244
Foreign currency	399,810	(34,720)	1,903,609	(226,707)	2,041,992	399
Interest rate	151,016	(36,936)	3,363	(182,670)	(65,227)	879

Total	2,880,786	(681,225)	1,961,788	(1,518,485)	2,642,864

Unrealized currency loss					(33,691)

Total net unrealized gain on open contracts					2,609,173

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2011, 2010 and 2009, respectively.

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2011 included in Total Trading Results:

Type of Instrument	$
Commodity	(8,632,297)
Equity	(5,364,830)
Foreign currency	(4,451,444)
Interest rate	3,329,259
Unrealized currency gain	16,846

Total	(15,102,466)

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

Line Items on the Statements of Income and Expenses for the year ended December 31, 2011:

Trading Results	$
Net Realized	(14,795,366)
Net change in unrealized	(307,100)

Total Trading Results	(15,102,466)

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2010 included in Total Trading Results:

Type of Instrument	$
Commodity	(512,520)
Equity	(248,283)
Foreign currency	3,621,691
Interest rate	4,172,619
Unrealized currency loss	(88,241)

Total	6,945,266

Line Items on the Statements of Income and Expenses for the year ended December 31, 2010:

Trading Results	$
Net Realized	6,023,106
Net change in unrealized	922,160

Total Trading Results	6,945,266

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2009 included in Total Trading Results:

Type of Instrument	$
Commodity	(1,902,256)
Equity	323,543
Foreign currency	(532,584)
Interest rate	(383,030)
Unrealized currency gain	251,660

Total	(2,242,667)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2009:

Trading Results	$
Net Realized	216,734
Net change in unrealized	(2,459,401)

Total Trading Results	(2,242,667)

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

8.	Fair Value Measurements and Disclosures

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 – unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 – inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates, credit risk); and Level 3 – unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

December 31, 2011	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	3,489,257	—	n/a	3,489,257

Total Assets	3,489,257	—	n/a	3,489,257

Liabilities
Futures	1,170,339	—	n/a	1,170,339

Total Liabilities	1,170,339	—	n/a	1,170,339

Unrealized currency loss				(16,845)

*Net fair value	2,318,918	—	n/a	2,302,073

December 31, 2010	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	4,842,574	—	n/a	4,842,574

Total Assets	4,842,574	—	n/a	4,842,574

Liabilities
Futures	2,199,710	—	n/a	2,199,710

Total Liabilities	2,199,710	—	n/a	2,199,710

Unrealized currency loss				(33,691)

*Net fair value	2,642,864	—	n/a	2,609,173

*	This amount comprises of the “Total net unrealized gain on open contracts” on the Statements of Financial Condition.

Morgan Stanley Smith Barney Altis I, LLC

Notes to Financial Statements

9.	Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average net assets.

	For the Years Ended December 31,
	2011	2010	2009
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(1.71)%	(3.65)%	(1.73)%
Expenses before Incentive Fees	1.70%	1.93%	1.84%
Expenses after Incentive Fees	1.70%	3.75%	1.84%
Net Income (Loss)	(32.84)%	14.49%	(9.93)%
TOTAL RETURN BEFORE INCENTIVE FEES	(28.82)%	16.50%	(10.52)%
TOTAL RETURN AFTER INCENTIVE FEES	(28.82)%	14.71%	(10.52)%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

10.	Subsequent Events

Management performed its evaluation of subsequent events through March 23, 2012, and has determined that there were no subsequent events requiring adjustments or disclosure in the financial statements.